of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

(f) Counterparts; Facsimile Signatures. This Option Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall together constitute but one and the same agreement, binding upon all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. Counterparts may be delivered via facsimile transmission and shall be treated as original counterparts for all purposes.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective the day and year first above written.

IROQUOIS VALLEY FARMS LLC

By:______________________________

Name:

Title:

OPTIONEE

Sally M. Dodge

: [signature]

Name: Sally Dodge and Dale Guldbrandsen

6-3-2015

122716.1